Exhibit 99.1

Itron Announces Second Quarter 2013 Financial Results

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--July 31, 2013--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its second quarter and six months ended June 30, 2013. Highlights include:

• Quarterly and six month revenues of $482 million and $930 million;

• Quarterly and six month GAAP diluted net earnings per share of 31 cents and 38 cents;

• Quarterly and six month non-GAAP diluted net earnings per share of 58 cents and 89 cents;

• Quarterly and six month adjusted EBITDA of $45 million and $72 million;

• Twelve-month backlog of $558 million and total backlog of $1.06 billion; and

• Quarterly bookings of $515 million.

“Our second quarter results improved over first quarter in nearly every metric,” said Philip Mezey, Itron’s president and chief executive officer. “We were encouraged by the revenue growth in our core electricity business and improved total gross margin. In addition, our bookings increased 15 percent year-over-year to the highest level in six quarters. We expect our results to strengthen further in the second half of this year and we will continue to focus on lowering our costs to drive additional earnings leverage in our business.”

Financial Results

Revenues were $482 million for the quarter and $930 million for the first six months of 2013 compared with $579 million and $1.2 billion in the same periods in 2012. Changes in foreign currency exchange rates unfavorably impacted revenue by $4 million for the quarter and $9 million for the first six months of 2013. Excluding the impact from foreign currency, revenues for the quarter and six month period decreased $93 million and $212 million compared with the same periods in 2012. The decrease for the quarter and six month period was driven by lower Energy segment revenues primarily related to the completion of several OpenWay projects in North America.

Gross margin for the quarter was 33.1 percent compared with the prior year period margin of 34.0 percent. For the first six months of 2013, gross margin was 32.2 percent compared with 33.0 percent in the prior year period. Second quarter gross margin declined over the prior year quarter primarily due to the impact of lower volumes and higher warranty costs. The prior year quarter included a warranty related credit, which positively impacted gross margin. The decline in gross margin for the first six months was due to the impact of lower volumes and product mix.

GAAP operating expenses were $142 million in the quarter and $279 million for the first six months of 2013 compared with $151 million and $294 million in the same periods of 2012. The decrease in expenses for the quarter and six month period was due to decreased global sales, marketing and product development expenses and lower restructuring costs, partially offset by increased general and administrative expenses primarily related to legal reserves.

GAAP operating income for the quarter and first six months of 2013 was $18 million and $20 million compared with $46 million and $86 million in the respective 2012 periods. GAAP net income and diluted EPS for the quarter and six month period were $12 million, or 31 cents per share, and $15 million, or 38 cents per share. This compares to net income of $32 million, or 79 cents per share, and $57 million, or $1.42 per share in the same periods in 2012. The decrease in GAAP operating income and net income was attributable to lower gross profit primarily due to lower revenues, partially offset by decreased operating expenses and lower tax expense.

Non-GAAP operating expenses for the quarter and six month period, which excludes amortization of intangibles, restructuring charges and acquisition related expenses, decreased $2 million and $6 million over the respective periods in 2012. The decrease in non-GAAP operating expenses for both periods was due to lower global sales, marketing and product development expenses, partially offset by an increase in general and administrative expenses primarily related to legal reserves.

Non-GAAP operating income was $32 million and $47 million for the quarter and six month period compared with $67 million and $122 million in the same periods in 2012. Non-GAAP net income and diluted EPS for the quarter and six month period were $23 million, or 58 cents per share, and $35 million, or 89 cents per share. This compares to $47 million or $1.16 per share, and $83 million, or $2.06 per share in the same periods in 2012. The decrease in non-GAAP operating income and net income was attributable to lower gross profit primarily from lower revenues, partially offset by lower tax expense.

Free cash flow was positive $4 million for the quarter and negative $10 million for the six month period compared with $27 million and $69 million in the same periods in 2012. The decrease over the prior year periods was due to lower earnings coupled with an increase in working capital.

During the quarter, the company repurchased 380,310 shares of Itron common stock at an average price of $41.88 per share pursuant to Board authorization to repurchase up to $50 million of Itron common stock during a 12-month period beginning March 2013. As of June 30, 2013, the company had repurchased 384,800 shares of Itron common stock at an average price of $41.91 per share since inception of the program, representing approximately one percent of total shares outstanding as of March 2013.

Financial Guidance

Itron’s guidance for the full-year 2013 is as follows:

• Revenue between $1.95 and $2.0 billion

• Non-GAAP diluted EPS between $2.25 and $2.55

The company’s guidance assumes a gross margin of approximately 32 percent for the year, a non-GAAP effective tax rate of 18 percent for the year, average shares outstanding of approximately 39.7 million for the year, and a Euro to U.S. dollar average exchange rate of $1.31 for the second half of 2013.

Earnings Conference Call:

Itron will host a conference call to discuss the financial results and guidance contained in this release at 5:00 p.m. Eastern Daylight Time (EDT) on July 31, 2013. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 10 minutes before the start of the call and are accessible on Itron’s website at http://investors.itron.com/events.cfm. The webcast replay will be available within 90 minutes of the conclusion of the live call and will be available for two weeks. A telephone replay of the conference call will be available at 10:00 p.m. EDT on July 31, 2013 through 10:00 p.m. EDT on August 5, 2013. To access the telephone replay, dial (888) 203-1112 (Domestic) or (719) 457-0820 (International) and enter passcode 5310793.

About Itron

Itron is a global technology company. We build solutions that help utilities measure, monitor and manage energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement and control technology; communications systems; software; and professional services. With thousands of employees supporting nearly 8,000 utilities in more than one hundred countries, Itron empowers utilities to responsibly and efficiently manage energy and water resources. Join us in creating a more resourceful world, start here: www.itron.com.

Forward Looking Statements:

This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. The statements rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2012 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

Non-GAAP Financial Information:

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent or non-cash costs, particularly those associated with acquisitions. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$482,175	$579,140	$929,711	$1,150,780
Cost of revenues	322,587	382,395	630,000	770,930
Gross profit	159,588	196,745	299,711	379,850

Operating expenses
Sales and marketing	46,182	50,847	94,398	100,703
Product development	43,481	46,640	87,689	90,996
General and administrative	38,317	33,450	71,912	70,020
Amortization of intangible assets	10,247	12,025	20,991	23,938
Restructuring expense	3,385	7,720	4,398	8,509
Total operating expenses	141,612	150,682	279,388	294,166

Operating income	17,976	46,063	20,323	85,684
Other income (expense)
Interest income	194	177	1,255	370
Interest expense	(2,336)	(2,606)	(4,674)	(5,043)
Other income (expense), net	(1,742)	(779)	(2,559)	(2,955)
Total other income (expense)	(3,884)	(3,208)	(5,978)	(7,628)

Income before income taxes	14,092	42,855	14,345	78,056
Income tax benefit (provision)	(1,896)	(10,564)	1,347	(20,193)
Net income	12,196	32,291	15,692	57,863
Net income (loss) attributable to non-controlling interests	(203)	676	723	895
Net income attributable to Itron, Inc.	$12,399	$31,615	$14,969	$56,968

Earnings per common share - Basic	$0.31	$0.79	$0.38	$1.43
Earnings per common share - Diluted	$0.31	$0.79	$0.38	$1.42

Weighted average common shares outstanding - Basic	39,431	39,887	39,426	39,900
Weighted average common shares outstanding - Diluted	39,678	40,126	39,724	40,170

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues
Energy
Electricity	$213,612	$283,484	$389,375	$567,944
Gas	136,011	161,114	272,926	314,401
Total Energy	$349,623	$444,598	$662,301	$882,345
Water	132,552	134,542	267,410	268,435
Total Company	$482,175	$579,140	$929,711	$1,150,780

Gross profit
Energy	$112,673	$148,951	$208,227	$283,554
Water	46,915	47,794	91,484	96,296
Total Company	$159,588	$196,745	$299,711	$379,850

Operating income (loss)
Energy	$14,764	$47,069	$15,244	$85,233
Water	15,389	11,666	27,964	27,603
Corporate unallocated	(12,177)	(12,672)	(22,885)	(27,152)
Total Company	$17,976	$46,063	$20,323	$85,684

METER AND MODULE SUMMARY

(Units in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Meters
Standard	4,730	4,620	9,170	9,500
Advanced and Smart	1,340	2,160	2,970	4,410
Total meters	6,070	6,780	12,140	13,910

Stand-alone communication modules
Advanced and Smart	1,350	1,960	2,690	3,550

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	June 30, 2013	December 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$103,662	$136,411
Accounts receivable, net	372,240	375,326
Inventories	190,414	170,719
Deferred tax assets current, net	33,138	33,536
Other current assets	112,014	104,958
Total current assets	811,468	820,950

Property, plant, and equipment, net	249,372	255,212
Deferred tax assets noncurrent, net	55,397	44,584
Other long-term assets	26,607	28,908
Intangible assets, net	210,849	238,771
Goodwill	696,215	701,016
Total assets	$2,049,908	$2,089,441

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$203,092	$227,739
Other current liabilities	54,988	49,950
Wages and benefits payable	84,831	91,802
Taxes payable	15,481	9,305
Current portion of debt	22,500	18,750
Current portion of warranty	24,709	27,115
Unearned revenue	50,799	42,712
Total current liabilities	456,400	467,373

Long-term debt	387,500	398,750
Long-term warranty	25,923	26,490
Pension plan benefit liability	89,948	90,533
Deferred tax liabilities noncurrent, net	11,235	16,682
Other long-term obligations	81,229	80,100
Total liabilities	1,052,235	1,079,928

Commitments and contingencies

Equity
Preferred stock	-	-
Common stock	1,290,226	1,294,213
Accumulated other comprehensive loss, net	(57,929)	(34,384)
Accumulated deficit	(251,893)	(266,862)
Total Itron, Inc. shareholders' equity	980,404	992,967
Non-controlling interests	17,269	16,546
Total equity	997,673	1,009,513
Total liabilities and equity	$2,049,908	$2,089,441

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Six Months Ended June 30,
	2013	2012
Operating activities
Net income	$15,692	$57,863
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	49,031	54,271
Stock-based compensation	10,122	9,256
Amortization of prepaid debt fees	829	763
Deferred taxes, net	(11,543)	628
Restructuring expense, non-cash	27	1,487
Other adjustments, net	324	(11)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(4,278)	8,046
Inventories	(25,124)	(2,786)
Other current assets	(9,408)	(13,663)
Other long-term assets	4,489	3,559
Accounts payables, other current liabilities, and taxes payable	(10,280)	(5,817)
Wages and benefits payable	(5,661)	(11,244)
Unearned revenue	10,497	5,627
Warranty	(1,797)	(11,991)
Other operating, net	(3,946)	(3,598)
Net cash provided by operating activities	18,974	92,390

Investing activities
Acquisitions of property, plant, and equipment	(28,895)	(23,547)
Business acquisitions, net of cash equivalents acquired	(860)	(79,605)
Other investing, net	241	3,993
Net cash used in investing activities	(29,514)	(99,159)

Financing activities
Proceeds from borrowings	15,000	70,000
Payments on debt	(22,500)	(67,502)
Issuance of common stock	2,590	2,407
Repurchase of common stock	(16,126)	(25,976)
Other financing, net	2,220	(271)
Net cash used in financing activities	(18,816)	(21,342)

Effect of foreign exchange rate changes on cash and cash equivalents	(3,393)	(2,175)
Decrease in cash and cash equivalents	(32,749)	(30,286)
Cash and cash equivalents at beginning of period	136,411	133,086
Cash and cash equivalents at end of period	$103,662	$102,800

Itron, Inc.

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and non-recurring discrete cash and non-cash charges that are infrequent in nature such as purchase accounting adjustments, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating expense and non-GAAP operating income – We define non-GAAP operating expense as operating expense excluding certain expenses related to the amortization of intangible assets, restructuring and acquisitions. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring and acquisitions. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to previous acquisitions and restructurings. By excluding these expenses, we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, expenses related to amortization of intangible assets are now decreasing, which is improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expense and non-GAAP operating income versus operating expense and operating income calculated in accordance with GAAP. Non-GAAP operating expense and non-GAAP operating income exclude some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating expense and non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income excluding the expenses associated with amortization of intangible assets, restructuring, acquisitions and amortization of debt placement fees. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of intangible asset expenses, restructuring expense and acquisition related expense, and (c) exclude the tax expense or benefit. We believe that providing this financial measure is important for management and investors to understand our ability to service our debt as it is a measure of the cash generated by our core business. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of non-GAAP operating income apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
NON-GAAP OPERATING INCOME - ENERGY
Energy - GAAP operating income	$14,764	$47,069	$15,244	$85,233
Amortization of intangible assets	7,680	8,710	15,518	17,342
Restructuring expense	1,763	3,151	613	3,754
Acquisition related expenses	602	480	1,226	480
Energy - Non-GAAP operating income	$24,809	$59,410	$32,601	$106,809

NON-GAAP OPERATING INCOME - WATER
Water - GAAP operating income	$15,389	$11,666	$27,964	$27,603
Amortization of intangible assets	2,567	3,315	5,473	6,596
Restructuring expense	510	4,102	1,119	4,120
Water - Non-GAAP operating income	$18,466	$19,083	$34,556	$38,319

NON-GAAP OPERATING LOSS - CORPORATE UNALLOCATED
Corporate unallocated - GAAP operating loss	$(12,177)	$(12,672)	$(22,885)	$(27,152)
Restructuring expense	1,112	467	2,666	635
Acquisition related expenses	(1)	897	3	2,918
Corporate unallocated - Non-GAAP operating loss	$(11,066)	$(11,308)	$(20,216)	$(23,599)

NON-GAAP OPERATING INCOME
GAAP operating income	$17,976	$46,063	$20,323	$85,684
Amortization of intangible assets	10,247	12,025	20,991	23,938
Restructuring expense	3,385	7,720	4,398	8,509
Acquisition related expenses	601	1,377	1,229	3,398
Non-GAAP operating income	$32,209	$67,185	$46,941	$121,529

NON-GAAP OPERATING EXPENSE
Total Company - GAAP operating expense	$141,612	$150,682	$279,388	$294,166
Amortization of intangible assets	(10,247)	(12,025)	(20,991)	(23,938)
Restructuring expense	(3,385)	(7,720)	(4,398)	(8,509)
Acquisition related expenses	(601)	(1,377)	(1,229)	(3,398)
Total Company - Non-GAAP operating expense	$127,379	$129,560	$252,770	$258,321

NON-GAAP NET INCOME & DILUTED EPS
GAAP net income	$12,399	$31,615	$14,969	$56,968
Amortization of intangible assets	10,247	12,025	20,991	23,938
Amortization of debt placement fees	389	415	778	763
Restructuring expense	3,385	7,720	4,398	8,509
Acquisition related expenses	601	1,377	1,229	3,398
Income tax effect of non-GAAP adjustments	(4,116)	(6,644)	(6,972)	(10,649)
Non-GAAP net income	$22,905	$46,508	$35,393	$82,927

Non-GAAP diluted EPS	$0.58	$1.16	$0.89	$2.06

Weighted average common shares outstanding - Diluted	39,678	40,126	39,724	40,170

ADJUSTED EBITDA
GAAP net income (loss)	$12,399	$31,615	$14,969	$56,968
Interest income	(194)	(177)	(1,255)	(370)
Interest expense	2,336	2,606	4,674	5,043
Income tax (benefit) provision	1,896	10,564	(1,347)	20,193
Depreciation and amortization	24,274	27,044	49,031	54,271
Restructuring expense	3,385	7,720	4,398	8,509
Acquisition related expenses	601	1,377	1,229	3,398
Adjusted EBITDA	$44,697	$80,749	$71,699	$148,012

FREE CASH FLOW
Net cash provided by operating activities	$18,379	$38,387	$18,974	$92,390
Acquisitions of property, plant, and equipment	(14,130)	(11,504)	(28,895)	(23,547)
Free Cash Flow	$4,249	$26,883	$(9,921)	$68,843

CONTACT:
Itron, Inc.
Barbara Doyle, 509-891-3443
Vice President, Investor Relations
or
Marni Pilcher, 509-891-3847
Director, Investor Relations